EXHIBIT 99.02

Zenobia Austin	Robert Nachbar	Ken Tinsley
Public Relations	Public Relations	Investor Relations
Opsware Inc.	Barokas Public Relations	Opsware Inc.
408-212-5220	206-344-3140	408-212-5241
zenobia@opsware.com	robert@barokas.com	ktinsley@opsware.com

OPSWARE INC. ANNOUNCES SALE OF $64 MILLION OF COMMON STOCK

Sunnyvale, CA – December 10, 2004 – Opsware Inc. (NASDAQ: OPSW), the leading provider of IT automation and utility computing software, today announced that it has priced a registered direct offering for the sale of 10 million shares of its common stock at a price of $6.40 per share to institutional investors. ThinkEquity Partners LLC served as placement agent for the transaction. Opsware expects this transaction to close on December 15, 2004.

The offered shares are registered pursuant to Opsware’s shelf registration statement that was declared effective by the Securities and Exchange Commission on June 8, 2004. After the close of this transaction, Opsware expects to terminate the remaining shelf registration statement.

A Registration Statement relating to these securities has been filed with and declared effective by the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of an offer to buy, and these securities cannot be sold in any state in which this offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

A Prospectus and Prospectus Supplement may be obtained from ThinkEquity Partners LLC at 600 Montgomery Street, San Francisco, California 94111, to the attention of the Prospectus Department, or directly from Opsware Inc.

About Opsware Inc.

Opsware Inc. is the world’s leading IT automation and utility computing software company. The growth of the Internet is driving a shift from client/server computing to Web architecture. With this shift comes an overwhelming proliferation of servers and applications, creating massive complexity that makes an automated IT model a necessity. The Opsware System automates the complete IT lifecycle and delivers utility computing by enabling IT to automatically provision, patch, configure, secure, change, scale, audit, recover, consolidate, migrate, and reallocate servers and applications. Over 250 of the world’s largest companies, outsourcers and government agencies use Opsware to deliver this new, automated model of IT. For more information on Opsware Inc., please visit our Web site at www.opsware.com.

Opsware is a service mark and trademark of Opsware Inc. All other product names, service marks, and trademarks mentioned herein are trademarks of their respective owners.

This press release contains forward-looking statements regarding the expected timing of the closing of the offering described herein and the expected termination of Opsware’s shelf registration following the closing of the offering described herein. This statement is based on Opsware’s current expectations and is subject to risks and uncertainties, including the risk that the financing does not close due to the failure of one or more conditions to closing or the triggering of a termination event set forth in the Placement Agency Agreement entered into among Opsware and the placement agent, a copy of which is filed with the SEC under a Form 8-K. Conditions include, among other things, the absence of any material adverse change in Opsware, its business or financial condition, the absence of any loss due to force majeure and the absence of any stop order issued by the SEC relating to the registration statement. Termination events include, among other things, any suspension in trading on NASDAQ or declaration of a general banking moratorium by federal or New York State authorities or outbreak or escalation of hostilities involving the United States.

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